COLUMBIA FINANCIAL, INC.
ANNOUNCES COMPLETION OF MERGER OF
FREEHOLD BANK INTO COLUMBIA BANK

Fair Lawn, New Jersey, October 7, 2024 — Columbia Financial, Inc. (Nasdaq: CLBK) (the “Company”), the mid-tier holding company for Columbia Bank, announced today the completion of the merger of Freehold Bank with and into Columbia Bank, effective as of October 5, 2024. Prior to the bank merger, Freehold Bank and Columbia Bank were held and operated as separate subsidiaries of the Company.

In connection with the completion of the bank merger, James H. Wainwright, President and Chief Executive Officer of Freehold Bank, was appointed to the Board of Directors of Columbia Bank.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 68 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.